Exhibit 99.3

SOHU Acquires Top Real Estate Website

BEIJING, CHINA, November 19, 2003 – SOHU.com (NASDAQ: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has signed a definitive agreement to acquire Focus.cn, a leading real estate website in China with top ranking in Beijing. Financial details of the acquisition were not disclosed. The acquisition will further enhance SOHU’s position as a leading and comprehensive Internet property in China, following this week’s signing of a definitive agreement to purchase 17173.com, the top online games website, and the earlier acquisition of ChinaRen, the largest online alumni community, in 2000.

Launched in 1999, Focus.cn has developed into the most influential real estate website in Beijing with 1.1 million registered users. The Beijing Evening News recognized the website last month as “one of the most active online real estate owners network communitie”‘ in the capital. The Focus home furnishings channel, home.focus.cn, was selected as the #1 website in this area by the Shopping Guide in February 2003.

“We are pleased to have Gong Yu, Chief Executive Officer, and the employees of Focus on board. Gong Yu will join the SOHU management team while continuing to lead the real estate website. The Internet is increasingly playing a key role in consumers’ decision-making process for consumer durables purchases. Real estate is the number one advertising category for print media and we expect online media to gain market share in this area in coming years. We will use this platform as a basis for regional expansion in other key urban areas where Internet penetration is highest in China,” said Victor Koo, Chief Operating Officer of SOHU.com.

Since the mid 1990s, 80 percent of China’s public housing had been sold to local residents, according to the Chinese Ministry of Construction. The nascent secondary housing market is receiving strong government support, as for example with the government of Beijing’s regulation allowing the resale of public housing units as of October 1, 2003. Along with soaring home ownership a market for related products including furnishing, decoration, household appliances as well as financial services, is emerging.

The real estate industry is likewise developing rapidly, making a significant contribution to the nation’s overall economic growth. In the first nine months of 2003 real estate investment accounted for 8.2% of GDP, totaling US$78 billion, an increase of 32.8% from the same period last year, according to the National Bureau of Statistics of China.

China is going through an accelerated urbanization process that will continue for the next two decades. Currently, the urbanization level in China stands at about 37 percent. The urbanization rate will grow one or two percentage points per year to over 50% by 2020. Every year approximately 15 million farmers will move into cities, and an estimated 5,600 million square meters of real estate is needed to house these new urban residents.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability. We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2002, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.com is one of China’s most recognized and established Internet brands and indispensable to the daily life of millions of Chinese who use the portal for e-mail, alumni club, short messaging services, news, search, games, browsing and shopping. Apart from continuous product and services development, SOHU.com also concentrates its efforts on making the Internet ubiquitously available, whether in the office, at home or on the road. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its seventh year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/